News from

Buckeye

FOR IMMEDIATE RELEASE

Contacts:                      Steve Dean, Senior Vice President
and Chief Financial Officer
901-320-8352
Daryn Abercrombie
Investor Relations
901-320-8908
Website:  www.bkitech.com
BUCKEYE ANNOUNCES SALE OF NON-CORE MERFIN SYSTEMS CONVERTING BUSINESS

MEMPHIS, TN, January 18, 2012 - Buckeye Technologies Inc. (NYSE:BKI) today announced that it has signed a definitive agreement to sell the assets and ongoing operations of its Merfin Systems converting business to National Tissue Company, LLC.  Merfin Systems, located in King, North Carolina, is a converter of towels, tissue and napkins which it sells along with proprietary paper product dispensers into the away from home market.  It sells these products through selected distributors concentrated in the eastern U.S. and Canada.  National Tissue is a privately owned converter located in Cudahy, Wisconsin.  National Tissue markets and sells its broad product line primarily through small and mid-sized distributors located in the Midwest.

National Tissue’s President, Mike Graverson, said, “Merfin is an excellent fit and will complement National Tissue’s core business.  Merfin brings their proprietary dispensing systems and other product extensions to our basic offering.  Adding a second and expandable operating location is a big step in our strategic roadmap.”

Buckeye's Chairman and Chief Executive Officer John Crowe said, “We are pleased that our employees in King are now partnered with a strategic industry player.  While it has not been a core business for Buckeye, we have been pleased with our 15 year ownership of Merfin Systems.  We believe this opens up new horizons for this fine company, and enables Buckeye to deploy the proceeds into its strategic operations”.

“We expect to incur non-cash goodwill and fixed asset impairment charges of about $4 million in the October-December 2011 quarter.  The sale along with associated liquidation of working capital is expected to generate approximately $6 million in cash”.

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA.  The Company currently operates facilities in the United States, Germany, Canada, and Brazil.  Its products are sold worldwide to makers of consumer and industrial goods.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting the Company’s operations, financing, markets, products, services and prices, and other factors.  For further information on factors which could impact the Company and the statements contained herein, please refer to public filings with the Securities and Exchange Commission.